EXHIBIT 99.1

A10 Networks Receives Expected NYSE Notice Regarding Late Form 10-K Filing
SAN JOSE, Calif. -- April 6, 2018 -- A10 Networks (NYSE: ATEN), a Reliable Security AlwaysTM company, today announced it has received an expected notice from the New York Stock Exchange (the “NYSE”) indicating that the company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria established in Section 802.01E of the NYSE Listed Company Manual, given the company has not timely filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “Form 10-K”) with the Securities and Exchange Commission (the “SEC”).
As previously disclosed, the Audit Committee of the company’s board of directors, with the assistance of outside counsel, is currently conducting an investigation regarding certain revenue recognition and internal control matters. The investigation is focused on the time period of the fourth quarter of 2015 through the fourth quarter of 2017 inclusive. The Audit Committee has not reached any conclusions because the investigation is ongoing. Consequently, the company is not in a position to file the Form 10-K until after the completion of the Audit Committee’s investigation. The company continues to work diligently to conclude this review and to file the Form 10-K with the SEC as soon as possible.
The NYSE informed the company that, under the NYSE’s rules, the company will have six months from April 2, 2018 to file the Form 10-K with the SEC. The company can regain compliance with the NYSE’s continued listing requirements at any time prior to such date by filing the Form 10-K with the SEC. If the company fails to file the Form 10-K by the NYSE’s six-month compliance deadline, then the NYSE may grant, at its sole discretion, a further extension of up to six additional months for the company to regain compliance, depending on the specific circumstances.

About A10 Networks
A10 Networks (NYSE: ATEN) is a Reliable Security AlwaysTM company, providing a range of high-performance application networking solutions that help organizations ensure that their data center applications and networks remain highly available, accelerated and secure. Founded in 2004, A10 Networks is based in San Jose, Calif., and serves customers globally with offices worldwide. For more information, visit: www.a10networks.com and @A10Networks.
The A10 logo, A10 Networks, A10 Thunder, Reliable Security Always and Secure Application Services are trademarks or registered trademarks of A10 Networks, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

Investor Contact:
Maria Riley & Chelsea Lish
The Blueshirt Group
415-217-7722
investors@a10networks.com

Media and Analyst Contact
A10 Networks
Ben Stricker
bstricker@a10networks.com